Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Completes Sale of Ord, Nebraska Plant

OMAHA, Neb., March 23, 2021 (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that its subsidiary, Green Plains Ord LLC, has completed the previously announced sale of its ethanol plant located in Ord, Nebraska, to GreenAmerica Biofuels Ord LLC for $64 million, plus working capital. In conjunction with this transaction, Green Plains Partners LP (NASDAQ:GPP) today also announced it has completed the sale of the storage assets and the assignment of certain rail transportation assets associated with Green Plains Ord LLC for $27 million. The partnership’s proceeds from the transaction were used to repay debt.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com